Exhibit 99.1

Global Crossing Announces Sale of Global Marine Systems to Bridgehouse Marine

•	Company values transaction at up to $132 million.
•	Global Crossing intends to transfer stake in S. B. Submarine Systems to Global Marine as part of sale.
•	New owner enables Global Marine to continue diversification into new markets, while Global Crossing sharpens focus on IP services.

FOR IMMEDIATE RELEASE: MONDAY, AUGUST 16, 2004

London — Global Crossing (NASDAQ: GLBCE) announced today that it has consummated a series of agreements, which the company values at up to $132 million, with Bridgehouse Marine Ltd. for the sale of wholly-owned subsidiary Global Marine Systems and the transfer of its 49 percent shareholding in S. B. Submarine Systems Company Ltd. (SBSS) to Global Marine. As a result of these transactions Global Crossing will receive consideration of up to $14.8 million, and Bridgehouse will assume $117 million of Global Marine capital lease debt, which had been carried on Global Crossing’s consolidated balance sheet. In addition, all operating lease commitments for the Global Marine fleet will remain with Global Marine.

“Global Crossing is keenly focused on becoming the market leader in global IP connectivity solutions for enterprise customers, building upon our unique network and technology advantages,” commented John Legere, Global Crossing’s CEO. “New ownership will enable Global Marine to pursue diverse markets beyond telecom for its services, while we concentrate our energies on acquiring enterprise customers and building our competitive advantage with IP solutions. Today’s agreement with Bridgehouse Marine is a win-win for both companies.”

In February 2004, Global Crossing retained Citigroup Global Markets as its financial advisor to assist in exploring strategic alternatives for Global Marine, including its potential sale. After a six-month review and discussions with several potential investors and purchasers, Global Crossing determined that a sale to Bridgehouse Marine would best serve the strategic goals of both Global Crossing and its marine technology subsidiary.

“Bridgehouse Marine and its investors from Bridgehouse Capital have tremendous experience in revitalizing companies in difficult market sectors,” stated Phil Metcalf, managing director, Europe for Global Crossing and outgoing CEO of Global Marine. “As Global Marine weathers the turbulent telecom storm and pursues diverse markets such as oil and gas, the Bridgehouse team will undoubtedly provide valuable strategic counsel and new resources to the company.”

Global Crossing acquired its 49 percent interest in SBSS in 1999, as part of its purchase of Global Marine, and owns the venture in partnership with China Telecom. As part of today’s agreement, Global Crossing plans to transfer its shareholding in SBSS to Global Marine, subject only to the approval of China Telecom and Chinese regulatory review.

According to Andy Ruhan, Bridgehouse Capital’s managing director and a principal investor in Bridgehouse Marine, Global Marine is the recognized market leader in the submarine telecommunications industry and has unparalleled expertise in marine technology. “Taking the business to a new level by expanding into diverse markets while maintaining its leadership position in submarine installation and maintenance is a challenge we are well-prepared to undertake,” commented Mr. Ruhan.

Mr. Ruhan will be serving as chairman of Global Marine and brings significant experience in leading telecom-related businesses, including having previously founded and served as CEO of Global Switch, the world’s largest carrier-neutral collocation company.

Global Crossing has also agreed to extend its commercial agreement with Global Marine for the maintenance of Global Crossing’s network for an additional five years.

Bridgehouse Marine’s CEO, Larry Schwartz, commented: “We are particularly pleased that Global Crossing has agreed to extend its commercial agreement with Global Marine through 2012. We look forward to a long-term, mutually successful commercial relationship with Global Crossing.”

ABOUT BRIDGEHOUSE MARINE AND BRIDGEHOUSE CAPITAL

Bridgehouse Marine Limited was formed for the purpose of acquiring and managing companies providing marine services to the telecommunications and energy industries. Bridgehouse Marine is backed by Andrew Ruhan and Alan Campbell of Bridgehouse Capital, together with Larry Schwartz of The Wenham Group, a Bridgehouse affiliate. Bridgehouse Marine plans to grow through a proactive acquisition strategy that will compliment the organic growth initiatives of its operating subsidiaries. Bridgehouse Capital is a leading London-based, private equity investment advisory firm with a successful track record of investing in and managing a wide-range of asset-intensive and capital-intensive businesses. Recent European and US investments of Bridgehouse Capital and its principals have covered a wide range of industries, including IP infrastructure and managed services, commercial real estate, hotels, logistics and insurance.

ABOUT GLOBAL MARINE SYSTEMS

Global Marine Systems Limited (Global Marine) is the world’s largest and most experienced submarine cable maintenance and installation company. Global Marine operates the world’s most advanced fleet of cable ships and subsea vehicles, which consist of 14 cable ships, 1 installation barge and 34 submersible vehicles, not including joint venture facilities.

Please visit www.globalmarinesystems.com for more information about Global Marine Systems.

ABOUT SBSS

S. B. Submarine Systems was formed in 1995, and is a key provider of submarine cable installation and maintenance services throughout Asia from its headquarters in Shanghai. The company owns and operates three vessels and four submersible vehicles, and has been successfully pursuing opportunities in the oil and gas industry to complement its strong track record in telecommunications.

Please visit www.sbsubmarinesystems.com for more information about SBSS.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBCE) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

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Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the results of the ongoing review of the company’s cost of access liabilities and cost of access operating expenses and the related control environment, and the impact of any restatement, as well as the reaction of the company’s shareholders, customers, vendors and prospective lenders; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-204-9276

PR@globalcrossing.com

Fernanda Marques

Latin America

+ 55 21-3820-4712

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Mitch Burd

+ 1 800-836-0342

glbc@globalcrossing.com